Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into to be effective as of the 21st day of September, 2005 by and among Valley Forge Scientific Corp., a Pennsylvania corporation (“VF”), and Jerry L. Malis (the “Employee”).
     WHEREAS, the Employee is a shareholder and director of VF, and prior to the consummation of the merger (the “Closing”) of Synergetics, Inc., a Missouri corporation, with Synergetics Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of VF, pursuant to an Agreement and Plan of Merger dated May 2, 2005, as amended (the “Merger Agreement”), was the Chairman, CEO and President of VF.
     WHEREAS, the term “Company” shall mean VF following the Closing, and “Board of Directors” shall mean the Board of Directors of the Company.
     WHEREAS, the Merger Agreement provides that an express condition to Closing under the Merger Agreement is that the Employee enter into this Agreement with the Company.
     NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment and Term of Employment. The Company hereby agrees to employ the Employee as Executive Vice President and Chief Scientific Officer, and the Employee hereby agrees to serve the Company as Executive Vice President and Chief Scientific Officer, on the terms and conditions set forth herein for the period commencing on the date of the Closing (“Commencement Date”) and expiring on the third anniversary of such date (the “Expiration Date”), subject to the terms and conditions hereinafter set forth.
     2. Extent of Duties. The Employee shall devote substantially all his working time to the business and affairs of the Company, and shall not engage in outside business activities that materially interfere with the performance of his duties hereunder. Other than when absent from work for pre-approved vacation, Company holidays or sickness, the Employee will be available on Company premises as needed to participate in activities of the Company and to accomplish those tasks assigned to him to carry out his duties hereunder. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Employee from: (i) managing his personal investments, personal business affairs and other personal matters; and (ii)serving on civic or charitable boards or committees, if such civic or charitable activities do not materially interfere with the performance of his duties hereunder or conflict with the Company’s interests. Employee shall oversee development of such new surgical products and refinements of existing electrosurgical products based on an evaluation of the marketplace and the competitive environment as determined by Gregg D. Scheller, Chief Executive Officer of the Company (“CEO”) in consultation with Employee. Employee will be provided with reasonable office space and engineering and administrative support in connection with his duties. Employee shall assist the CEO in the transition of the management of the Philadelphia area operations. Employee shall participate in trade show presentations as directed by the CEO and at times and places mutually agreed upon by the CEO and Employee. Employee shall provide regulatory, patent, and problem solving support for the Company’s electronics products as well as technical support for the Company’s marketing and sales programs either telephonically or at sales meetings at times and places mutually agreed upon by Employee and the CEO. Employee shall have discretion to establish reasonable working hours to enable him to perform his duties. In the event that Employee, for medical reason, is restricted from traveling, he will not be required to travel. Employee shall report on the status of his activities to and as required by the CEO and shall use his best efforts in the performance of his duties hereunder.
     3. Compensation.
          a. Base Salary. Subject to the terms and conditions of this Agreement, the Company shall pay to the Employee a base salary at the rate of $230,000.00 per annum for the first twelve (12) months after the Commencement Date, and at all times thereafter at a rate per annum determined by the Compensation Committee of the Board of Directors and approved by the Board of Directors, but in no event in an amount less than the initial base rate (the “Base Salary”) payable in accordance with the regular payroll policies of the Company.
          b. Benefits/ Vacation. The Employee shall receive such other benefits including, healthcare, dental, life insurance, disability and under other plans, which the Company provides to its executive officers from time-to-time. Notwithstanding the foregoing or anything contained herein to the contrary, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy to all its employees in accordance with then-applicable law. Employee shall have at least thirty (30) days paid vacation a year, which shall be in addition to paid holidays and sick leave that the Company provides to its executive officers,
          c. Bonus. In addition to the Base Salary, the Employee may receive an annual bonus as determined in the sole discretion of the Compensation Committee of the Board of Directors.
          d. Expenses. During the term of his employment hereunder, the Employee shall be entitled to be reimbursed (in accordance with the policies and procedures established by the Board of Directors) for all reasonable expenses incurred by him in performing services hereunder; provided that the Employee properly accounts therefor in accordance with the Company’s policies.
          e. Participation in Benefit Plans. Employee shall be entitled to participate in and receive benefits under the Company’s benefit plans on a basis consistent with the Company’s other executive officers.
     4. Termination.
          a. Termination for Cause. The Company shall have the right to terminate Employee’s employment for Cause (as defined herein) at any time during the term of this Agreement by giving written notice to the Employee thereof. In such event, the Company shall pay the Employee the Base Salary and all benefits due him under this Agreement through the day of such termination. The Employer shall have no further obligations to the Employee under this Agreement, except obligations required under law.

          b. Termination without Cause. The Company shall have the right to terminate Employee’s employment without Cause (as defined herein) at any time during the term of this Agreement by giving written notice to the Employee thereof. The termination shall become effective immediately upon notice. In the event that the Company terminates the Employee’s employment without Cause, the Company shall (i) pay to the Employee an amount equal to his Base Salary, as set forth in Section 3 a, above (and any previously earned bonus) for the period from the termination until the Expiration Date (the “Severance Period”); and (ii) provide to Employee health care benefits under the Company’s benefit plans for the Severance Period. The payment of the amount in Section 4 b (i), above, shall be made in equal monthly installments over the Severance Period in accordance with Company payroll policies then in effect. Employee shall execute a release relating to his employment in favor of the Company, and the Company shall have no further obligations to the Employee under this Agreement, except for the obligations under this Section 4 b and obligations required under law.
          c. Termination Upon Death . In the event of the Employee’s death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Employer shall pay to the Employee’s legal representatives the Base Salary (and any previously earned bonus) due the Employee through the end of the month in which his death shall have occurred. Except as provided in this Section 4c, upon termination by reason of Death of the Employee, the Company shall have no further obligations to the Employee, his beneficiary or estate under this Agreement, except obligations required under law.
          d. Termination Due to Disability. If this Agreement is terminated by either party as a result of the Employee’s Disability (as defined below), in addition to the benefits otherwise due the Employee and as otherwise required by law, the Company will pay Employee his Base Salary (and any previously earned bonus) until the effective date of the termination of employment due to the Disability (“Disability Effective Date”). The Employee shall be eligible to receive disability insurance coverage at those levels which the Company provides to its executive officers from time-to-time; provided, however, if Company’s disability insurance carrier denies Employee coverage at the executive benefit level, Company shall enroll Employee in the Company standard disability insurance coverage pool. In the event Employee’s employment is terminated at any time due to Disability, Employee will continue to receive his Base Salary during any waiting period required under the Company’s disability insurance policy then in effect and such payments will terminate upon the expiration of any such waiting period. In the event Employee’s employment is terminated due to Disability during the period Employee is prohibited from selling his stock in the Company pursuant to that certain Shareholders Agreement of even date herewith, the Company will pay Employee his Base Salary during the prohibition period, less any benefits received by Employee under Company’s disability insurance coverage. Any amounts paid to the Employee pursuant to disability insurance policies provided by the Company shall be offset against the amount of Base Salary due or paid to Employee under this Section 4 d for the same periods as covered by the payments under the disability insurance policies. Except as provided herein, upon termination as a result of Employee’s Disability, the Company shall have no further obligations to Employee under this Agreement, except as otherwise required under law. For purposes of this Agreement, the Employee will be deemed to have a “Disability” if, for physical or mental reasons, the Employee is unable to perform the Employee’s essential duties under this Agreement without reasonable accommodation for ninety (90) consecutive days, or one hundred eighty (180) days during any twelve (12)-month period, as determined in accordance with this Section 4 d. The disability of the

Employee will be determined by a medical doctor selected by written agreement of the Company and the Employee upon the request of either party by notice to the other. If the Company and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 4 d will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 4 d, and the Employee hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead, for the purposes of selecting the medical doctor, submitting the Employee to the examinations, and providing the authorization of disclosure as required under this Section 4 d.
          e. Termination by Employee with Good Reason. The Employee may terminate his employment for Good Reason (as defined herein) at any time during the term of this Agreement, by giving written notice to the Company thereof. In the event that Employee terminates his employment for Good Reason, the Company shall (i) pay to the Employee an amount equal to his Base Salary, as set forth in Section 3 a, above (and any previously earned bonus) for the Severance Period and (ii) provide to Employee health care benefits under the Company’s benefit plans for the Severance Period. The payment of the amount in Section 4 e (i), above, shall be made in equal monthly installments over the Severance Period in accordance with Company payroll policies then in effect. Employee shall execute a release relating to his employment in favor of the Company, and the Company shall have no further obligations to the Employee under this Agreement, except for the obligations under this Section 4 e and obligations required under law.
          f. Termination by Employee without Good Reason. The Employee may terminate his employment at any time, by giving advance written notice to the Company. Any such termination shall become effective on the date specified in such notice, which shall not be earlier than ninety (90) days after the date of such notice (or such earlier date that the Employer may determine in its sole discretion), and the Employee shall continue to perform his duties pursuant to the terms of this Agreement for such period.
          g. Definitions.
          (i) For the purposes of this Agreement, “Cause” shall mean: (A) Employee’s conviction of any felony, or conviction of embezzlement or misappropriation of money or other property of the Company; (B) any act of gross negligence in performing Employee’s duties assigned to him under Section 2 of this Agreement; (C) Employee’s willful refusal to execute his duties assigned to him under Section 2 of this Agreement (other than by reason of Disability); or (D) the Employee’s breach of the non-competition terms of this Agreement; provided however, that the occurrence of any events described in clause (B) and (C) shall not constitute Cause unless Employee has first received written notice containing a reasonably detailed description of such occurrence and a period of five (5) business days from receipt of such notice to cure such event and an opportunity for the Employee, together with his counsel of other representatives, to be heard before the

Board of Directors. Upon Employee’s cure of such event during the cure period, Cause shall be deemed not to have occurred.
          (ii) For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent (which consent may be denied, withheld or delayed for any reason) during the period from the Commencement Date to the Expiration Date (A) a failure to pay, or a reduction by the Company of, Employee’s Base Salary; (B) the failure or refusal by the Company to provide Employee the benefits set forth in this Agreement; (C) the assignment to Employee of any duties materially inconsistent with Employee’s duties as described in Section 2, above, which assignment is not cured by the Company within five (5) business days after written notification thereof by Employee; (D) a requirement by the Company that Employee be based anywhere more than more than 35 miles from the Company’s current Philadelphia area corporate offices; (E) a change in the Employee’s title of Executive Vice President and Chief Scientific Officer; (F) if Employee is no longer a member of the Board of Directors, other than by death, Disability, a removal by Shareholder vote, or for Cause; (G) the Company otherwise commits a material breach of this Agreement, which breach is not cured by the Company within a period of five (5) business days after receipt of written notice from Employee; or (H) a termination of Employee’s employment other than for Cause, or other than due to death or Disability.
          h. Obligations Upon Voluntary Termination. If the Employee voluntarily terminates his employment, other than for Good Reason, the Company shall pay the Employee his Base Salary earned through the date on which his employment is terminated. The Employer shall then have no further obligations to the Employee under this Agreement except as otherwise provided in Company’s benefit plans and as required by law.
     5. Binding Agreement. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
     6. Non-Competition.
          a. If the Employee is terminated for Cause pursuant to Section 4(a) or if Employee voluntarily terminates his employment without Good Reason, until the later of (i) December 31, 2008 or (ii) two (2) years following the termination of employment, or if the Employee is terminated by the Employer for any reason other than Cause or if Employee terminates his employment with Good Reason, for the remainder of the term of this Agreement, the Employee will not, directly or indirectly, within the territorial limits of the United States of America, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of any business that is in competition with any business conducted by the Company; provided, however, that the foregoing will not prohibit beneficial ownership (as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of five percent (5%) or less of the voting stock or other securities of any publicly held corporation.
          b. For one (1) year following the Expiration Date or earlier termination of this Agreement, the Employee will not, directly or indirectly, recruit or hire or solicit any person who, during the twelve-month period preceding the date of recruitment or hiring or solicitation, was an employee of the Company.
          c. If the Employee is terminated for Cause pursuant to Section 4(a) or if Employee voluntarily terminates his employment without Good Reason, until the later of (i) December 31, 2008 or (ii) two (2) years following the termination of employment, or if the Employee is terminated by the Employer for any reason other than Cause or if Employee terminates his employment with Good Reason, for the remainder of the term of this Agreement, the Employee will not, directly or indirectly, divert or take away or attempt to divert or take away any customers upon whom the Company called or whom the Company solicited or for whom the Company performed services or sold products at any time within the one (1) year period prior to termination of Employee’s employment (or for whom the Company had actively planned during such one (1) year period to perform or sell, provided such plans are documented or known to Employee) for products or services competitive with those offered by or available from the Company or any Affiliate at the time of the termination of Employee’s employment.
     7. Unauthorized Disclosure.
          a. During the period of his employment hereunder and for a period of two years thereafter, the Employee shall not, without the prior written consent of the Board of Directors disclose to any person (other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Employee of his duties as an employee of the Company and other than the Employee’s attorneys and advisors, who have agreed to keep such disclosures confidential) any confidential information obtained by him while in the employ of the Company with respect to any of the Company’s products, improvements, designs or styles, methodologies, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, or policies.
          b. Employee recognizes that the Company possesses a proprietary interest in all of the information described in this Section 7 and that it has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Employee, except as otherwise agreed between the Company and Employee in writing. Employee expressly agrees that any products, inventions, discoveries or improvements made by Employee, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and inure to the exclusive benefit of the Company. Employee further agrees that any and all products, inventions, discoveries or improvements developed by Employee (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or at any time during the term of this Agreement, or involving the use of the Company’s time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.

          c. The foregoing provision of this Section 7 shall be binding upon the Employee’s heirs, successors, and legal representatives.
     8. Injunction. The Employee acknowledges and agrees that, in the event of a breach of Section 6 or Section 7 hereof by the Employee, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Employee and the Company agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Employee, in addition to any other remedies or damages available to them.
     9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or when delivered to the recipient by a nationally recognized next business day overnight courier addressed as follows:
     If to the Employee:
JERRY L. MALIS
3000 Valley Forge Circle
Penthouse #43
King of Prussia, PA 19406
     With a copy to:
Richard Smith, Esq.
2109 Pennington Road
West Trenton, NJ 08638
     If to Company:
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, MO 63368
Attn: Chief Executive Officer
     With a copy to:
Robert E. Guest, Jr., Esq.
Doster, Mickes, James & Ullom, Benson & Guest L.L.C.
17107 Chesterfield Airport Road, Suite 300
Chesterfield, MO 63005
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required to be withheld by the Company pursuant to any applicable law or government regulation or ruling.
     11. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.
     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of laws principles thereof.
     13. Amendment; Modification; Waiver. This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     14. Binding Effect. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein; provided, however, that the Company shall be permitted to assign or transfer this Agreement without the consent of the Employee in connection with the merger, consolidation or reorganization of the Company; provided that such merged, consolidated or reorganized entity assumes all of the terms of this Agreement in writing. Without limiting the generality of the foregoing, Employee’s right to receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have liability to pay any amount so attempted to be assigned, transferred, or delegated.
     15. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior and contemporaneous agreements, employment contracts and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Valley Forge Scientific Corp.

By:	/s/ Gregg D. Scheller

Title:	President and Chief Executive Officer

/s/ Jerry L. Malis

JERRY L. MALIS

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